As filed with the Securities and Exchange Commission on July 10, 2007

Registration No. 333 - 146553

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NAVTEQ CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	77-0170321
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

NAVTEQ Corporation

425 W. Randolph Street

Chicago, Illinois 60606

(312) 894-7000

(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

NAVTEQ Corporation Deferred Executive Compensation Plan

(Full title of the plan)

Lawrence M. Kaplan, Esq.

Executive Vice President and General Counsel

NAVTEQ Corporation

425 W. Randolph Street

Chicago, Illinois 60606

 (Name, address and telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

The Registration Statement on Form S–8 (Registration No. 333-146553) (the “Registration Statement”) of NAVTEQ Corporation, a Delaware corporation (“NAVTEQ”), pertaining to the registration of deferred compensation obligations (as such amounts may have adjusted for any stock split, stock dividend, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholder other than a normal cash dividend, or similar adjustment) of NAVTEQ, to which this Post–Effective Amendment No. 1 relates, was originally filed by NAVTEQ with the Securities and Exchange Commission on October 5, 2007.

On October 1, 2007, NAVTEQ entered into an Agreement and Plan of Merger (“Merger Agreement”) with Nokia Inc., a Delaware corporation (“Parent”), North Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent and, for certain purposes set forth in the Merger Agreement, Nokia Corporation, a corporation organized and existing under the laws of the Republic of Finland.  The Merger Agreement was adopted and approved by NAVTEQ stockholders at a special meeting on December 12, 2007.

The parties have filed a Certificate of Merger with the Secretary of State of the State of Delaware pertaining to the merger contemplated by the Merger Agreement and the merger became effective as of 7:45 a.m. on July 10, 2008 (the “Effective Time”).  At the Effective Time, NAVTEQ stockholders are entitled to receive $78.00 in cash without interest and less any applicable withholding taxes, for each share of common stock they owned immediately prior to the effective time of the merger.

As a result of the merger, NAVTEQ has terminated all offerings of its securities (including any deferred obligations) pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement.  In accordance with an undertaking made by NAVTEQ in the Registration Statement to remove from registration, by means of a post–effective amendment, any securities which remain unsold at the termination of the offering, NAVTEQ hereby removes from registration all securities (including deferred obligations) registered under the Registration Statement which remained unsold or unpaid as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on July 10, 2008.

NAVTEQ CORPORATION

By:	/s/ Lawrence M. Kaplan
Lawrence M. Kaplan
Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	Director, President and Chief Executive Officer	July 10, 2008
Judson C. Green	(Principal Executive Officer)

/s/ David B. Mullen	Executive Vice President and Chief Financial	July 10, 2008
David B. Mullen	Officer (Principal Financial Officer)

*	Vice President and Corporate Controller	July 10, 2008
James D. Murphy	(Principal Accounting Officer)

*	Chairman of the Board	July 10, 2008
Christopher B. Galvin

*	Director	July 10, 2008
Richard J.A. de Lange

*	Director	July 10, 2008
Andrew J. Green

*	Director	July 10, 2008
William L. Kimsey

*	Director	July 10, 2008
Scott D. Miller

*	Director	July 10, 2008
Dirk-Jan van Ommeren

*By: /s/ Lawrence M. Kaplan
Lawrence M. Kaplan Attorney-in-fact